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                                                                  Exhibit (c)(1)


                                  SCHEDULE III

                      OPINION OF FIRST SECURITY VAN KASPER

December 13, 2000

Board of Directors
Lindal Cedar Homes, Inc.
4300 South 104th Place
Seattle, Washington 98124

Gentlemen:

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the shareholders of Lindal Cedar Homes, Inc. (the "Company"), a Delaware corporation, of the consideration (the "Purchase Price") which is proposed to be paid to purchase all of the Company's outstanding shares common stock other than a portion of such shares held by certain shareholders of the Company making the proposal (the "Lindal Family Members") who will retain their equity interest in the Company (the "Offer"). The Lindal Family Members are comprised of Sir Walter Lindal, Mr. Robert Lindal, Mr. Douglas Lindal and Mr. Martin Lindal, each of whom is an existing shareholder of the Company and together own an aggregate of 44.9% of the Company's fully diluted outstanding shares at the date hereof. Each of the Lindal Family Members is also a director and an executive officer of the Company.

     Pursuant to the draft of the Offer To Purchase dated December 12, 2000, the Lindal Family Members propose that the Company make a fixed price self tender offer for up to all of the outstanding shares of common stock of the Company not held by the Lindal Family Members, followed by a "cleanup" merger with a company formed by the Lindal Family Members. We have also been advised by the Company that upon commencement of the Tender Offer, all outstanding options to purchase Common Shares, except those held by the Lindal Family Members, where the Purchase Price exceeds the applicable exercise price of such options, will be exercised and have based our analysis and opinion assuming full exercise of such options. The Purchase Price to be paid to the unaffiliated shareholders in the Tender Offer is $4.55 cash per share.

     In connection with the preparation of our opinion, among other things, we:

          (i) reviewed certain financial information relating to the Company including publicly available historical financial and operating statements as well as internal financial and operating projections prepared by the management of the Company;

          (ii) held discussions with certain members of the Company's management concerning the business, past and current business operations, financial condition and future prospects of the Company as an independent company as wells as views regarding the rational for the Transaction;

          (iii) reviewed the financial terms and conditions set forth in the Offer To Purchase, which has been represented to us to be the terms and conditions agreed to between the Special Committee of the Board of Directors and the Lindal Family Members;

          (iv) reviewed the stock price and trading history of the Company;

          (v) reviewed publicly-available data, information and valuations of publicly-traded companies that we deemed generally comparable to the Company;

          (vi) compared the financial terms of the Purchase Price with the financial terms, to the extent publicly available, of other business combinations that we deemed relevant; and

          (vii) made other studies, inquiries and analysis and reviewed other data, as we deemed relevant and appropriate, based on our judgment as investment bankers, for the purpose of this opinion.

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Board of Directors
Lindal Cedar Homes, Inc.
December 13, 2000
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     We also reviewed a liquidation appraisal on five real estate properties prepared by Shorett Kidder Mathews & Segner Valuation Advisory Group which the Company made available to us and management's estimate of the liquidation value of the other assets and liabilities of the Company. We have not reviewed the methodology or the basis for such estimates of liquidation value. We also solicited on behalf of the Company third party indications of interest in acquiring all or any part of the Company from both strategic and financial buyers. Two potential financial buyers submitted letters of interest in acquiring the Company, one proposing $4.50 per share and the other a range of values between $4.20 and $4.75 per share. Such letters of interest were conditioned on due diligence, meeting with management, and meeting with some of the Company's dealers.

     In our review we have assumed, with your permission, that the documents to be prepared, used and signed by the Company and the Lindal Family Members to formally effect the Offer, including any disclosure materials to be delivered to the shareholders of the Company, will effect the Offer on the terms set forth in the draft of the Offer To Purchase without material alteration and that the Offer To Purchase and other such documents and materials, comply and will comply with all applicable federal, state and foreign securities laws and other applicable laws. We have not provided any legal or tax advice with respect to the Offer or its structure and have not made an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company nor have we made a physical inspection of any of the properties or assets of the Company.

     In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all of the financial and other information that was publicly available, furnished, or otherwise communicated to us by the Company and relied upon and assumed without independent verification that there has been no material change in the assets, financial condition and business prospects of the Company since the date that the most recent financial statements were made available to us.

     With respect to financial projections provided to us by the Company, we reviewed the projections and have been advised by certain members of management of the Company, and have relied upon and assumed without independent verification, that the projections (i) were reasonably prepared; (ii) are based upon assumptions reflecting the best currently available estimates and good faith judgments of management as to the future performance of the Company as an independent company; and (iii) are believed to be realizable in the amounts and time periods contemplated thereby. Management of the Company has also advised us that it does not presently have any information or belief that would make the projections incomplete or misleading.

     Our opinion is based upon analysis of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and as they can be evaluated by us as of the date hereof and on information made available to us as of the date hereof. Although events occurring after the date hereof could materially affect the assumptions relied upon in preparing this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     This opinion is for the benefit and use of the Board of Directors of Lindal Cedar Homes, Inc. in its consideration of the Transaction and is not a recommendation to any shareholder as to whether such shareholder should tender his shares or how such shareholder should vote or otherwise act with respect to the Transaction. Further, this opinion addresses only the financial fairness of the Purchase Price to be paid by the Lindal Family Members and does not address the relative merits of the Offer, any alternatives to the Offer, the Company's underlying decision to proceed with or effect the Offer or any other aspect of the Offer. This opinion may not be used or referred to, or quoted or disclosed to any person in any manner, without our prior written consent in each instance. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, and the rules and

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Board of Directors
Lindal Cedar Homes, Inc.
December 13, 2000
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regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

     First Security Van Kasper, Inc., as part of its investment banking business, is regularly engaged to provide fairness opinions in connection with mergers and acquisitions. We have received a fee from the Company for rendering this opinion and were paid a retainer fee when we were engaged by the Company to render financial advisory and investment banking services. The Company has also agreed to indemnify us for certain liabilities that may arise in rendering this opinion.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Purchase Price is fair to the shareholders of the Company (other than the Lindal Family Members, as to which we express no opinion) from a financial point of view.

                                          Very truly yours,

                                          FIRST SECURITY VAN KASPER, INC.

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